Exhibit 5.1

[HOGAN & HARTSON L.L.P. LETTERHEAD]

September 22, 2006

Board of Directors

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

Re:     Laboratory Corporation of America Holdings Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on the date hereof relating to the proposed offer (the “Exchange Offer”) of a new series of Zero Coupon Convertible Subordinated Notes due 2021 (the “New Notes”) and an exchange fee of $2.50 per $1,000 aggregate principal amount at maturity for all of the Company’s outstanding Liquid Yield Option™ Notes due 2021. The New Notes will be convertible into cash and, if applicable, duly and validly issued, fully paid and nonassessable shares of common stock, par value $0.10 per share, of the Company (such shares, the “Conversion Shares”). The New Notes will be issued pursuant to an indenture (the “Indenture”) to be entered into by the Company and The Bank of New York, a New York banking association, as Trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1. An executed copy of the Registration Statement.

2. The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on September 18, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3. The Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4. The Form of Indenture filed as Exhibit 4.6 to the Registration Statement.

Board of Directors

Laboratory Corporation of America Holdings

September 22, 2006

5. Resolutions of the Board of Directors of the Company adopted at a meeting held on September 15, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the New Notes and arrangements in connection therewith.

6. The Form of Zero Coupon Convertible Subordinated Note relating to the New Notes included in Exhibit 4.6 to the Registration Statement.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraph (a), the laws of the State of New York, and (ii) as to the opinions given in paragraph (b), the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)	Upon (i) due execution and delivery of the Indenture on behalf of the Company and the Trustee, (ii) due authentication of the New Notes by the Trustee, and (iii) due execution, issuance and delivery of the New Notes by the Company upon consummation of the Exchange Offer against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, and as otherwise contemplated by the Indenture and the Registration Statement, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(b)	With respect to any Conversion Shares issued upon the conversion of New Notes, following valid issuance of the New Notes and upon due exercise of applicable conversion rights in accordance with the terms of the New Notes, the Conversion Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the

Board of Directors

Laboratory Corporation of America Holdings

September 22, 2006

prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

Hogan & Hartson L.L.P.